EXHIBIT 99.2

FOR IMMEDIATE RELEASE

ANDREW T. HELLER JOINS STARZ’ BOARD OF DIRECTORS

Beverly Hills, Calif. — August 19, 2013 — Starz (NASDAQ: STRZA, STRZB) announced today that Andrew T. Heller, former vice chairman of Turner Broadcasting System, Inc. (TBS), was elected to Starz’ board of directors. Heller has served on the advisory boards of several media, entertainment and academic organizations.

Starz CEO Chris Albrecht commented, “Andy’s long industry career and deep understanding of the business of media and programming will serve Starz well. We look forward to his contributions as the newest member of our board of directors.”

Mr. Heller retired from TBS earlier this year as Vice Chairman after 27½ years as an employee of Time Warner, Inc. As a past president of Turner Networks Sales, he was responsible for running the distribution of 10 domestic networks to the cable, satellite and telco industries, while also serving as Chairman of Turner Private Networks. Heller is a member of the board of directors of Arris Enterprises, Inc., a public company, and serves on its nominating and governance committee. He is currently employed as a consultant for MacAndrews & Forbes Holdings Inc., a privately owned company. Heller earned a bachelor’s degree in industrial and labor relations at Cornell University. He received his law degree from Fordham University.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of June 30, 2013, STARZ and ENCORE serve a combined 56.9 million subscribers, including 21.8 million at STARZ, and 35.1 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contact:

Eric Becker

Starz

(720) 852-4065

eric.becker@starz.com